news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
APRIL 27, 2018

Chevron Reports First Quarter Net Income of $3.6 Billion

San Ramon, Calif., April 27, 2018 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.6 billion ($1.90 per share - diluted) for first quarter 2018, compared with $2.7 billion ($1.41 per share - diluted) in the first quarter of 2017. Foreign currency effects increased earnings in the 2018 first quarter by $129 million, compared with a decrease of $241 million a year earlier.
Sales and other operating revenues in first quarter 2018 were $36 billion, compared to $32 billion in the year-ago period.
Earnings Summary

	Three Months Ended March 31
Millions of dollars	2018	2017
Earnings by business segment
Upstream	$3,352	$1,517
Downstream	728	926
All Other	(442)	239
Total (1)(2)	$3,638	$2,682
(1) Includes foreign currency effects	$129	$(241)
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“First quarter earnings and cash flow improved significantly from a year ago,” said Chairman and CEO Michael Wirth. “We benefitted from growing production and higher prices.”
“Our cash flow continues to increase with the powerful combination of expanding upstream margins and volumes,” Wirth added. “Oil and gas production is increasing, most notably in our Gorgon and Wheatstone LNG Projects in Australia, and our shale developments in the Permian Basin where production grew 65 percent from a year ago.”
“Upstream volumes are expected to continue to increase in future quarters,” Wirth added.
“In the downstream, we reached a significant milestone,” Wirth commented. Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, commenced operations of a new ethane cracker at its Cedar Bayou facility. At peak production, the unit is expected to produce 1.5 million metric tons per year and to be one of the largest and most energy efficient ethane crackers in the world.
“In addition, we continue our asset sale program,” Wirth continued. The company sold its interest in the Elk Hills Field in California in early April and expects to complete the sale of its southern Africa refining, marketing and lubricant assets later in the year.

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UPSTREAM
Worldwide net oil-equivalent production was 2.85 million barrels per day in first quarter 2018, compared with 2.68 million barrels per day from a year ago.

U.S. Upstream

	Three Months Ended March 31
Millions of dollars	2018	2017
Earnings	$648	$80
U.S. upstream operations earned $648 million in first quarter 2018, compared with $80 million from a year earlier. The improvement primarily reflected higher realizations and production, partially offset by higher exploration expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $56 in first quarter 2018, up from $45 a year earlier. The average sales price of natural gas was $2.02 per thousand cubic feet in first quarter 2018, compared with $2.39 in last year’s first quarter.
Net oil-equivalent production of 733,000 barrels per day in first quarter 2018 was up 61,000 barrels per day from a year earlier. Production increases from shale and tight properties in the Permian Basin in Texas and New Mexico, and base business in the Gulf of Mexico, were partially offset by the impact of asset sales of 39,000 barrels per day and normal field declines. The net liquids component of oil-equivalent production in first quarter 2018 increased 13 percent to 567,000 barrels per day, while net natural gas production decreased 1 percent to 993 million cubic feet per day.

International Upstream

	Three Months Ended March 31
Millions of dollars	2018	2017
Earnings*	$2,704	$1,437
*Includes foreign currency effects	$120	$(274)
International upstream operations earned $2.70 billion in first quarter 2018, compared with $1.44 billion a year ago. The increase in earnings was mainly due to higher crude oil and natural gas realizations, higher natural gas sales volumes and lower tax items, partially offset by the absence of a gain of approximately $600 million from the 2017 sale of the Indonesia geothermal business and higher depreciation expenses associated with higher production. Foreign currency effects had a favorable impact on earnings of $394 million between periods.
The average sales price for crude oil and natural gas liquids in first quarter 2018 was $61 per barrel, up from $49 a year earlier. The average sales price of natural gas was $5.85 per thousand cubic feet in the quarter, compared with $4.36 in last year’s first quarter.
Net oil-equivalent production of 2.12 million barrels per day in first quarter 2018 was up 115,000 barrels per day from a year earlier. Production increases from major capital projects, primarily Gorgon and Wheatstone in Australia, were partially offset by production entitlement effects in several locations, normal field declines and the impact of asset sales of 22,000 barrels per day. The net liquids component of oil-equivalent production decreased 1 percent to 1.19 million barrels per day in the 2018 first quarter, while net natural gas production increased 17 percent to 5.60 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended March 31
Millions of dollars	2018	2017
Earnings	$442	$469
U.S. downstream operations earned $442 million in first quarter 2018, compared with earnings of $469 million a year earlier. The decrease was primarily due to lower margins on refined product sales and higher expenses from planned turnaround activity at the El Segundo, California refinery. These were partially offset by lower tax expense, and higher equity earnings from the 50 percent-owned Chevron Phillips Chemical Company LLC.
Refinery crude oil input in first quarter 2018 increased 2 percent to 930,000 barrels per day from the year-ago period. Refined product sales of 1.19 million barrels per day increased 3 percent from first quarter 2017, primarily due to increased jet fuel sales. Branded gasoline sales of 501,000 barrels per day decreased 2 percent from the 2017 period.

International Downstream

	Three Months Ended March 31
Millions of dollars	2018	2017
Earnings*	$286	$457
*Includes foreign currency effects	$11	$(46)
International downstream operations earned $286 million in first quarter 2018, compared with $457 million a year earlier. The decrease in earnings was largely due to lower margins on refined product sales, partially offset by lower operating expenses. Foreign currency effects had a favorable impact on earnings of $57 million between periods.
Refinery crude oil input of 712,000 barrels per day in first quarter 2018 decreased
41,000 barrels per day from the year-ago period mainly due to sale of the company’s Canadian refining asset in third quarter 2017.
Total refined product sales of 1.44 million barrels per day in first quarter 2018 were down 1 percent from the year-ago period, primarily due to lower diesel sales, partially offset by higher jet fuel sales.

ALL OTHER

	Three Months Ended March 31
Millions of dollars	2018	2017
(Charges)/Earnings*	$(442)	$239
*Includes foreign currency effects	$(2)	$79
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in first quarter 2018 were $442 million, compared with net earnings of $239 million in the year-ago period. The change between periods was mainly due to the absence of first quarter 2017 favorable corporate tax items and higher interest expense. Foreign currency effects increased net charges by $81 million between periods.

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CASH FLOW FROM OPERATIONS
Cash flow from operations in the first three months of 2018 was $5.0 billion, compared with $3.8 billion in the corresponding 2017 period. Excluding working capital effects, cash flow from operations in first quarter 2018 was $7.1 billion, compared with $4.8 billion in the corresponding 2017 period. Consistent with historic patterns, working capital requirements increased in the first quarter. Much of the change in working capital levels is temporary in nature and has typically reversed in future periods. Additionally, cash distributions from equity affiliates were significantly less than equity affiliate earnings during the period. The 2017 results were retrospectively adjusted to conform to new accounting standards that were effective for the company in first quarter 2018.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first three months of 2018 and 2017 were $4.4 billion. The amounts included $1.3 billion in 2018 and $939 million in 2017 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 88 percent of the companywide total in the first three months of 2018.

# # #
NOTICE
Chevron’s discussion of first quarter 2018 earnings with security analysts will take place on Friday, April 27, 2018, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Website at www.chevron.com under the “Investors” section. Additional financial and operating information and other complementary materials will be available under “Events and Presentations” in the “Investors” section on the Chevron Website.

As used in this press release, the term “Chevron” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and "its" may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” “trends,” ”guidance,” “focus,” “on schedule,” “on track,” "is slated,” “goals,” “objectives,” “strategies,” “opportunities,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions;

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actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company's suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries, or other natural or human causes beyond the company’s control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the impact of the 2017 U.S. tax legislation on the company’s future results; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company's ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 19 through 22 of the company’s 2017 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended March 31
REVENUES AND OTHER INCOME	2018	2017

Sales and other operating revenues (1)	$35,968	$31,524
Income from equity affiliates	1,637	1,150
Other income	159	747
Total Revenues and Other Income	37,764	33,421
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	21,233	17,506
Operating, selling, general and administrative expenses (2)	5,424	5,396
Exploration expenses	158	144
Depreciation, depletion and amortization	4,289	4,194
Taxes other than on income (1)	1,344	2,871
Interest and debt expense	159	51
Other components of net periodic benefit costs (2)	84	130
Total Costs and Other Deductions	32,691	30,292
Income Before Income Tax Expense	5,073	3,129
Income tax expense	1,414	430
Net Income	3,659	2,699
Less: Net income attributable to noncontrolling interests	21	17
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,638	$2,682

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.92	$1.43
- Diluted	$1.90	$1.41
Dividends	$1.12	$1.08

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,895,990	1,879,372
- Diluted	1,913,218	1,895,393

(1) 2017 includes excise, value-added and similar taxes of $1,677 million.
Beginning in 2018 these taxes which are collected on behalf of third parties are netted in "Taxes other than on income" in accordance with ASU 2014-09 - Revenue
Recognition (Topic 606).
(2) 2017 adjusted to conform to ASU 2017-07 - Employee Compensation (Topic 715).

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended March 31
	2018	2017
Upstream
United States	$648	$80
International	2,704	1,437
Total Upstream	3,352	1,517
Downstream
United States	442	469
International	286	457
Total Downstream	728	926
All Other (1)	(442)	239
Total (2)	$3,638	$2,682

SELECTED BALANCE SHEET ACCOUNT DATA	Mar. 31, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$6,466	$4,813
Marketable Securities	$38	$9
Total Assets	$256,442	$253,806
Total Debt	$39,745	$38,763
Total Chevron Corporation Stockholders' Equity	$150,356	$148,124

	Three Months Ended March 31
CASH FLOW FROM OPERATIONS (Preliminary) (3)	2018	2017
Net Cash Provided by Operating Activities	$5,043	$3,777
Net Increase in Operating Working Capital	$(2,104)	$(1,052)
Net Cash Provided by Operating Activities Excluding Working Capital	$7,147	$4,829

	Three Months Ended March 31
CAPITAL AND EXPLORATORY EXPENDITURES (4)	2018	2017
United States
Upstream	$1,576	$1,051
Downstream	399	321
Other	36	34
Total United States	2,011	1,406
International
Upstream	2,313	2,916
Downstream	81	69
Other	—	1
Total International	2,394	2,986
Worldwide	$4,405	$4,392
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) 2017 adjusted to conform to Accounting Standards Updates 2016-05 and 2016-18 -
Statement of Cash Flow (Topic 230).
(4) Includes interest in affiliates:
United States	$108	$177
International	1,187	762
Total	$1,295	$939

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended March 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2018	2017
United States	567	504
International	1,186	1,204
Worldwide	1,753	1,708
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	993	1,006
International	5,600	4,801
Worldwide	6,593	5,807
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	733	672
International	2,119	2,004
Worldwide	2,852	2,676
SALES OF NATURAL GAS (MMCF/D):
United States	3,408	3,142
International	5,475	4,933
Worldwide	8,883	8,075
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	155	135
International	95	88
Worldwide	250	223
SALES OF REFINED PRODUCTS (MB/D):
United States	1,185	1,153
International (5)	1,436	1,445
Worldwide	2,621	2,598
REFINERY INPUT (MB/D):
United States	930	912
International	712	753
Worldwide	1,642	1,665

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	55	51
Venezuela Affiliate	24	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	37	37
International	572	512
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	361	361